                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          BERLITZ INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                          BERLITZ INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                                                                     May 7, 1999

    Dear Shareholder:

    You are cordially invited to attend the 1999 annual meeting of shareholders that will be held on Tuesday, June 8, 1999 at 10:00 a.m. in New York, New York.

    The Notice and Proxy Statement on the following pages contains details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning Berlitz International, Inc. and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

    I look forward to personally greeting all shareholders who are able to attend.

                                               [LOGO]

                                          Soichiro Fukutake

                                          CHAIRMAN

                                     [LOGO]

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 8, 1999

    Notice is hereby given that the 1999 annual meeting of shareholders (the "Meeting") of Berlitz International, Inc. (the "Company") will be held at the Rihga Royal Hotel, 151 West 54(th) St., New York, New York 10019 on Tuesday, June 8, 1999 at 10:00 a.m. local time for the following purposes:

1. To elect two directors to serve one-year terms until the 2000 annual meeting of shareholders and to elect six directors to serve two-year terms until the 2001 annual meeting of shareholders;

2. To ratify the selection by the Board of Directors of the Company of Deloitte & Touche LLP, independent accountants, to audit the Company's consolidated financial statements for 1999; and

3. To approve the adoption of the Company's 1999 Long Term Executive Incentive Compensation Plan;

4. To transact such other business as may properly come before the Meeting in connection with the foregoing or otherwise.

    The Board of Directors has fixed the close of business on May 6, 1999 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. A list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 400 Alexander Park, Princeton, New Jersey, 08540.

    In order to assure a quorum, it is important that the shareholders who do not expect to attend the Meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                                          By order of the Board of Directors

                                                       [LOGO]

                                          Robert C. Hendon, Jr.

                                          SECRETARY

Princeton, New Jersey

May 7, 1999

                          BERLITZ INTERNATIONAL, INC.
                               400 Alexander Park
                          Princeton, New Jersey 08540

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 8, 1999

    The enclosed proxy is solicited by the Board of Directors of Berlitz International, Inc. (the "Company") for use at the 1999 annual meeting of shareholders (the "Meeting") to be held at the Rihga Royal Hotel, 151 West 54(th) St., New York, New York 10019 on Tuesday, June 8, 1999, at 10:00 a.m. local time, and at any postponement or adjournment thereof. The enclosed proxy, properly executed and received by the Company prior to the Meeting, and not revoked, will be voted in accordance with the directions thereon; and if no directions are indicated, the proxy will be voted for each nominee for election as a director, for approval of the selection of Deloitte & Touche LLP as independent accountants for the Company for 1999, and for approval of the adoption of the 1999 Long Term Incentive Plan (the "1999 LTIP"). If any other matter should be presented at the Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the Meeting.

    As of the close of business on May 6, 1999, the record date for determining shareholders entitled to vote at the Meeting, the Company had outstanding 9,529,788 shares of its $.10 par value Common Stock (the "Common Stock"). Each share of Common Stock outstanding is entitled to one vote at the Meeting. The first date on which this Proxy Statement and the enclosed form of proxy are being sent to the Company's shareholders is on or about May 7, 1999.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company, which was expanded effective as of March 11, 1999 in connection with the issuance of convertible debentures to two affiliates of Apollo Advisors, L.P. ("Apollo"), presently consists of twelve members divided into two classes. At the Meeting, two directors will be elected to hold office until the 2000 annual meeting of shareholders, one of whom will be elected as successor to a retiring director, and six directors will be elected to hold office for two-year terms until the 2001 annual meeting of shareholders. All directors hold office for their designated term, or until their successors have been elected and qualified or until their earlier death, resignation or removal. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, for election of the eight directors named below whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote, in their discretion, for a nominee, if any, as may be recommended by the Board of Directors.

INFORMATION AS TO NOMINEES FOR ELECTION AS DIRECTORS AND AS TO INCUMBENT
  DIRECTORS

    The respective ages, positions with the Company, business experience, directorships in other companies and Board committee memberships of the nominees for election and the continuing incumbent directors are set forth below, as of March 2, 1999. All nominees, except for Mr. Sugiyama, are currently directors of the Company. There is no family relationship between any of the directors of the Company.

NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 2001 (EXCEPT FOR MR.
  RESSLER AND MR. SUGIYAMA, WHO ARE TO BE ELECTED FOR TERMS TO EXPIRE IN 2000)

SOICHIRO FUKUTAKE, 53

    Mr. Fukutake has served as Chairman of the Board of the Company since February 1993. Mr. Fukutake joined Benesse Corporation ("Benesse") in 1973, and since May 1986 has served as its President and Representative Director. Benesse, formerly Fukutake Publishing Co., Ltd., is a publicly-held company that is the beneficial owner of 6,985,338 shares of outstanding Common Stock and 1,664,145 shares of Common Stock which would be issuable upon conversion of $55 million in convertible debentures. See "Security Ownership of Management and Others." Mr. Fukutake also serves on the Board of Directors of a number of companies, private foundations and associations in Japan. Mr. Fukutake became a Director of the Company in February 1993. He is currently a member of the Executive Committee and the Nominating Committee.

ROBERT MINSKY, 54

    Mr. Minsky has served as Executive Vice President, Corporate Planning and Marketing of the Company since August 1, 1997. Prior thereto, he served as Executive Vice President and Chief Operating Officer, Translations and Publishing of the Company from January 1, 1995 to December 31, 1997, as Executive Vice President, Translations of the Company from October 1, 1993 to January 1995, and as Chief Financial Officer of the Company from November 1990 to January 1995. From November 1990 to October 1993, he also served as Vice President. Mr. Minsky has served as a Director of the Company since April 1991. He is currently a member of the Executive Committee.

MAKOTO OBARA, 55

    Mr. Obara joined Berlitz as Executive Vice President on January 1, 1999, and was elected Chief Operating Officer, Worldwide Language Services (as successor to Mr. Manuel Fernandez, who retired) effective March 31, 1999. From March 1998 to January 1999, Mr. Obara served as President and Chief Executive Officer of Benesse Holdings International, Inc. From 1985 to February 1998, Mr. Obara served as Vice President of Citibank/Citicorp, Private Banking (1992 to 1998); Vice President and Senior Banker, Citicorp Venture Capital (1989 to 1991); Vice President and Senior Banker, World Corporation Group of Citibank/Citicorp (1987 to 1989); and Vice President and Executive Director, Citibank/Citicorp Mexico (1985 to 1987). From 1978 to 1985, Mr. Obara held positions of Section Manager and Deputy General Manager with the Mitsubishi Corporation. He currently serves on the Board of Directors of Technology Educational Network, and Benesse Holdings International, Inc. On March 2, 1999, Mr. Obara was elected to the Company's Board of Directors as the successor to Mr. Fernandez.

JAMES LEWIS, 41

    Mr. Lewis has served as Executive Vice President and Chief Operating Officer, Worldwide Translation Services, since January 1, 1999, prior to which he was Vice President, Worldwide Translations since September 1, 1997. Previously, Mr. Lewis most recently served in a number of executive level positions with Globalink, Inc., including President and Director (1995 to 1997) and Vice President, Worldwide Sales and Marketing (1995); Vice President, Marketing of MAXM Systems Corporation (1994 to 1995); and Vice President, International Operations, Landmark Systems Corporation (1992 to 1994). During the period of 1983 to 1992, Mr. Lewis held a number of management positions with Ashton-Tate Corporation, and Peter Norton Computing. On March 2, 1999, Mr. Lewis was elected to the Company's Board of Directors as the successor to Mr. Susumu Kojima.

LAURENCE M. BERG, 32

    Mr. Berg has been associated with Apollo since 1992 and a partner since 1995. Prior thereto, Mr. Berg was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated.

Mr. Berg is a director of Continental Graphics Holdings, Inc.; Mariner Post Acute Network, Inc.; and Rent-A-Center, Inc. Mr. Berg received his MBA from the Harvard Business School and received his BS in economics from the University of Pennsylvania's Wharton School of Business. Mr. Berg became a Director of the Company on March 11, 1999.

TAKURO ISODA, 63

    Mr. Isoda has served as a Senior Advisor for Nippon Investment & Finance Co. Ltd. since July 1998, and previously served as its Chairman from June 1994 and its President from January 1990 to May 1994. Prior to that, Mr. Isoda served in various positions with Daiwa Securities since first joining the company in 1959, including, most recently, Chairman & CEO of Daiwa Securities of America, Inc., New York (January 1985 to January 1990), and Senior Managing Director of Daiwa Securities Co., Ltd., Tokyo (December 1988 to January 1990). Mr. Isoda currently serves on the boards of the New Business Conference, Tokyo (as Director); Webster Communications Corporation Plc., Wiltshire, UK (as an Advisor); and Americans for Indian Opportunity, New Mexico (as an International Advisor). Mr. Isoda has served as a Director of the Company since June 1998. He is currently a member of the Audit Committee, the Compensation Committee, and the Disinterested Directors Committee.

ANTONY P. RESSLER, 38

    Mr. Ressler is a senior partner at Apollo (and one of its founding principals in 1990). Apollo, together with its affiliates (including Apollo Management IV, L.P.), act as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P. and Apollo Investment Fund IV, L.P., which are private securities investment funds, and of Lim Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Prior to 1990, Mr. Ressler served as a Senior Vice President in the Investment Banking Division of Drexel Burnham Lambert Incorporated. Mr. Ressler serves on several boards of directors including: Allied Waste Industries, Inc.; Koo Koo Roo Enterprises, Inc.; United International Holdings, Inc.; and Vail Resorts, Inc. Mr. Ressler is also the Vice Chairman of LEARN (the Los Angeles Education Alliance for Reform
Now), the largest public school reform movement in the United States, and a member of the Executive Committee of the board of directors of the Jonsson Comprehensive Cancer Center at the UCLA Medical Center. Mr. Ressler has also served on the board of the Los Angeles Chapter of Cities in Schools, a national organization focused on dropout prevention and the Capital Campaign Committee for the Los Angeles Child Guidance Clinic, a clinic for emotionally disturbed children aged 18 months to 21 years. Mr. Ressler received his B.S.F.S. from Georgetown University's School of Foreign Service and received his MBA from Columbia University Graduate School of Business. Mr. Ressler became a Director of the Company on March 11, 1999.

NAOTO SUGIYAMA, 41

    Mr. Sugiyama has been nominated by the Nominating Committee of the Board of Directors to succeed Mr. Kazuo Yamakawa, who will be retiring as a Director of the Company. Mr. Sugiyama has served as General Manager of Benesse's Finance Department since January 1998. Mr. Sugiyama has served in various other positions with Benesse since first joining in January 1993, including as its Deputy General Manager of Account Department (January 1997 to December 1997), its Senior Manager of Account Department (January 1995 to December 1996) and its Manager of Account Department (January 1993 to December 1994). From 1981 to 1992, Mr. Sugiyama served in various positions with The Sanwa Bank, Ltd., including Senior Manager of its Capital Market Department (April 1992 to December 1992) and Senior Manager of its Brussels Branch (April 1991 to March
1992).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE EIGHT
  DIRECTORS NAMED ABOVE.

       INCUMBENT DIRECTORS--TERMS EXPIRE IN 2000 (UNLESS OTHERWISE NOTED)

HIROMASA YOKOI, 59

    Mr. Yokoi was elected Vice Chairman of the Board and Chief Executive Officer of the Company in February 1993 and additionally was elected President effective on August 31, 1993. Mr. Yokoi has served as a director of Benesse since June 1992 and its Director for Berlitz and North American Sector since April 1994. Prior to that, he served as General Manager of the Overseas Operations Division (formerly the International Division) of Benesse from October 1990 to March 1994 and as General Manager of the President's Office of Benesse from July 1990 to September 1990. Mr. Yokoi also serves on the Board of Directors of La Petite Academy and serves on its compensation committee. Mr. Yokoi has served as a Director of the Company since January 1991. He is currently a member of the Executive Committee and the Nominating Committee.

HENRY D. JAMES, 61

    Mr. James has served as Executive Vice President and Chief Financial Officer of the Company since November 21, 1995, and as its Vice President and Chief Financial Officer from January 1995 to November 1995. He previously served as Vice President and Controller of the Company and its predecessor, Berlitz Languages, Inc. ("Berlitz Languages") since 1981. Mr. James joined Berlitz Languages in 1977 and served as Controller with that company prior to 1981. Mr. James has served as a Director of the Company since November 1995. He is currently a member of the Executive Committee.

EDWARD G. NELSON, 67

    Since January 1985, Mr. Nelson has served as Chairman and President of Nelson Capital Corporation. From 1983 to 1985, he was Chairman and Chief Executive Officer of Commerce Union Corporation. He also serves on the Board of Directors of ClinTrials Research, Inc., Central Parking System and Advocat, Inc. He is a trustee of Vanderbilt University. Mr. Nelson became a Director of the Company in February 1993. He is currently a member of the Audit Committee, the Compensation Committee, the Disinterested Directors Committee and the Nominating Committee.

ROBERT L. PURDUM, 63

    Mr. Purdum is the retired Chairman of the Board of Armco, Inc. and currently is a partner with American Industrial Partners, a private investment company located in New York and San Francisco. During his Armco career, he served in various positions since first joining Armco in 1962, including Chairman and Chief Executive Officer (November 1990 to December 1993), President and Chief Executive Officer (April 1990 to November 1990), President (October 1986 to April 1990), Chief Operating Officer (February 1985 to October 1986) and Chief Executive Officer--Steel Group (November 1982 to February 1985). Mr. Purdum has also served on the Board of Directors of Holophane Corporation since 1994. Mr. Purdum has served as a Director of the Company since August 1994. He is currently a member of the Audit Committee, the Compensation Committee, the Disinterested Directors Committee and the Nominating Committee.

KAZUO YAMAKAWA, 59

    Mr. Yamakawa has served as Director of Benesse Corporation and has supervised its General Administration and Accounting Departments since June 1995. He also has served as General Manager of Benesse's Accounting Department since January 1996. Since joining Benesse in April 1995, he served as Counselor until June 1995. Prior to that, Mr. Yamakawa served in various positions with The Shokochukin Bank, including Director (April 1993 to March 1995), General Manager of its Tokyo Branch (April 1993 to March 1995), General Manager of the International Department (October 1991 to March 1993) and General Manager of its New York branch (April 1988 to September 1991). Mr. Yamakawa became a Director of the Company in May 1996. Mr. Yamakawa will retire from the Board effective upon the election of his successor at the 1999 Annual Meeting of Shareholders.

1998 BOARD OF DIRECTORS MEETINGS, COMMITTEES AND FEES

    During 1998, the Board of Directors of the Company met in person three times, participated in one telephonic meeting and took action by unanimous consent once.

    In 1998, the Board of Directors had standing Executive, Audit, Disinterested Directors, Compensation, and Nominating Committees.

    The Executive Committee, during the intervals between meetings of the Board of Directors, may, with certain exceptions, exercise the powers of the Board of Directors. The Executive Committee did not meet during 1998.

    The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits. The Audit Committee reviews the terms of all agreements between the Company and its affiliates. The Audit Committee meets with management and with the Company's internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal control, including the nature, extent and results of their audits, and otherwise maintains communications between the Company's independent auditors and the Board of Directors. The Audit Committee met three times during 1998.

    The Disinterested Directors Committee reviews and monitors all matters affecting the relationship between the Company and Benesse Corporation ("Benesse") and its affiliates. During 1998, the Disinterested Directors Committee met in person once, participated in two telephonic meetings, and acted by unanimous consent twice.

    The Compensation Committee reviews performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors major compensation programs. The Compensation Committee also reviews and approves salary arrangements and other remuneration for executive officers of the Company and is responsible for review of certain employee benefit plans. The Compensation Committee oversees and approves grants of stock options and other stock-based awards pursuant to the 1989 and 1996 Stock Option Plans (individually, the "1989 Stock Option Plan" and the "1996 Stock Option Plan", and collectively, the "Stock Option Plans") and the Company's Non-Employee Directors Stock Plan (the "Directors' Stock Plan"). The Committee also administers the 1993 Short-Term Executive Incentive Compensation Plan (the "Short-Term Incentive Plan"), and the 1996 New Long-Term Executive Incentive Compensation Plan (the "1996 LTIP"), which replaced the 1993 Long-Term Executive Incentive Compensation Plan (the "1993 LTIP"), and approves awards and discretionary bonuses under these plans. No member of the Compensation Committee is eligible to participate in the Stock Option Plans or the Short-Term Incentive Plan, except for a special grant on December 9, 1997 of 500 options to each Director. During 1998, the Compensation Committee met two times.

    The Nominating Committee nominates Directors and considers possible successors to senior executives. During 1998, the Nominating Committee met once, and took action by unanimous consent twice.

    The Company's standard retainer payable to each director who is not an employee of the Company or any of its affiliates is $35,000 per annum, plus expenses, with an additional $2,000 for each Committee meeting attended in person and $1,000 for each meeting participated in by telephone. No fees are paid for actions taken by unanimous written consent. Only those directors who are also full-time employees of the Company or any of its affiliates are eligible to participate in the health benefit plan maintained by the Company. Directors employed by the Company or any of its affiliates receive no compensation in consideration of their duties as directors. The outside directors earned an aggregate of approximately $155,000 as cash compensation for their services during 1998.

    The Company has entered into indemnification agreements with each director pursuant to which the Company agreed to pay any amount such director becomes obligated to pay as a result of any claims made against such director because of any alleged act, omission, neglect or breach of duty which he commits while acting in his capacity as a director and solely because of his being a director, subject to limitations imposed by the New York Business Corporation Law ("NYBCL").

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number and percentage of shares of Common Stock beneficially owned as of March 12, 1999 by each director, nominee, the Named Executive Officers, and all officers and directors as a group. If not mentioned by name, no individual in the categories described above beneficially owned any shares of Common Stock as of March 12, 1999. No security set forth in the third column of the following table reflects an amount as to which the beneficial owner has joint voting or investment power.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENT
TITLE OF CLASS            NAME OF BENEFICIAL OWNER             OWNERSHIP    OF CLASS
--------------  ---------------------------------------------  ----------   ---------
Common          Soichiro Fukutake............................  8,749,733(1)  60.15%(8)
Common          Hiromasa Yokoi...............................     47,720(2)         *
Common          Manuel Fernandez.............................     28,545(3)         *
Common          Robert Minsky................................     22,657(4)         *
Common          Henry D. James...............................     25,492(5)         *
Common          James Lewis..................................      1,200            *
Common          Edward G. Nelson.............................      1,500(6)         *
Common          Robert L. Purdum.............................      2,000            *
Common          Antony Ressler...............................         --(7)         *
Common          Laurence Berg................................         --(7)         *
Common          All Officers and Directors as a Group
                (21 in number)...............................  8,985,046     61.77%(8)

------------------------

(1) This amount includes: a) 6,985,338 shares of outstanding Common Stock beneficially owned by Benesse and its subsidiary, Benesse Holdings International ("BHI"); b) 1,664,145 shares of Common Stock which would be issuable upon conversion of $55 million in convertible debentures (the "Benesse Debentures") held by BHI; and c) 100,250 shares of Common Stock which would be issuable under currently exercisable stock options held by Mr. Fukutake. Mr. Fukutake is the President, Representative Director and principal shareholder of Benesse. Consequently, he could be deemed to be in ultimate control of Benesse and the beneficial owner of shares that it beneficially owns. See "Security Ownership of Certain Beneficial Owners."

(2) Includes options to purchase 45,720 shares which are currently exercisable.

(3) Includes options to purchase 19,800 shares which are currently exercisable.

(4) Includes options to purchase 19,800 shares which are currently exercisable.

(5) Includes options to purchase 17,820 shares which are currently exercisable.

(6) An additional 1,000 shares of Common Stock, for which Mr. Nelson has disclaimed ownership, are owned by Mr. Nelson's wife.

(7) Does not include 3,025,718 shares of Common Stock which would be issuable upon conversion of $100 million in convertible debentures (the "Apollo Debentures") held by two affiliates of Apollo. The beneficial ownership of these shares is disclaimed by each of Mr. Ressler and Mr. Berg, whose relationships with Apollo are described under "Executive Officers and Directors of the Registrant".

(8) Assumes conversion of all convertible debentures held by Apollo and Benesse. In the event that Apollo converted all of the Apollo Debentures but Benesse did not convert any of the Benesse Debentures, Apollo would own approximately 24% of the total Common Stock then outstanding. Alternatively, in the event that Benesse converted all of the Benesse Debentures but Apollo did not convert any of the Apollo Debentures, Benesse would own approximately 77% of the total Common Stock then outstanding.

*   Less than 1%

    To the best of the Company's knowledge, there are no events of delinquent filing requiring disclosure under Item 405 of Regulation S-K, except that Benesse Holdings International, Inc. ("BHI") did not timely file a Form 4 with respect to its acquisition of 250,000 shares of Common Stock in April 1997 (BHI has since filed a Form 4 with respect to the acquisition of such shares.)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the ownership by each person or group known by the Company to own beneficially more than 5% of Common Stock:

                                                                           PERCENT
TITLE OF CLASS      NAME AND ADDRESS OF BENEFICIAL OWNER       OWNERSHIP  OF CLASS
--------------  ---------------------------------------------  ---------  ---------
Common          Benesse Corporation(1).......................  8,749,733   60.15%(3)
                3-17-17 Minamigata
                Okayama-shi 700, Japan
Common          Apollo Advisors, L.P.(2).....................  3,025,718   20.80%(3)
                1999 Avenue of the Stars
                Los Angeles, CA 90067

------------------------

(1) Fukutake Publishing Co., Ltd. changed its name to Benesse Corporation on April 1, 1995. As of March 12, 1999, 6,972,138 shares of outstanding Common Stock are held by a BHI, a wholly owned subsidiary of Benesse, and 13,200 shares of outstanding Common Stock are held directly by Benesse. In addition, 1,664,145 shares of Common Stock would be issuable upon conversion of the Benesse Debentures held by BHI. An additional 100,250 shares of Common Stock would be issuable under upon exercise of currently exercisable stock options held by Mr. Fukutake. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse.

(2) Represents 3,025,718 shares of Common Stock which would be issuable upon conversion of the Apollo Debentures held by two affiliates of Apollo.

(3) Assumes conversion of all convertible debentures held by Apollo and Benesse. In the event that Apollo converted all of the Apollo Debentures but Benesse did not convert any of the Benesse Debentures, Apollo would own approximately 24% of the total Common Stock then outstanding. Alternatively, in the event that Benesse converted all of the Benesse Debentures but Apollo did not convert any of the Apollo Debentures, Benesse would own approximately 77% of the total Common Stock then outstanding.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer ("CEO") and certain executive officers (collectively, the "Named Executive Officers") during the fiscal years ended December 31, 1998, 1997 and 1996 for services rendered in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                         ANNUAL COMPENSATION              COMPENSATION (3)
                                                 -----------------------------------  ------------------------
                                                                           OTHER       AWARDS OF
                                                                          ANNUAL       OPTIONS/       LTIP         ALL OTHER
NAME AND                                          SALARY      BONUS    COMPENSATION      SARS        PAYOUTS     COMPENSATION
  PRINCIPAL POSITION                    YEAR        ($)        ($)        ($)(2)          (#)          ($)          ($)(4)
------------------------------------  ---------  ---------  ---------  -------------  -----------  -----------  ---------------

Hiromasa Yokoi......................       1998    523,912    186,700       65,724          None      530,000         10,400
  Vice Chairman of the Board,              1997    499,052    202,200       65,730        46,220         None         10,390
  CEO and President                        1996    480,000     84,000       60,469          None         None          9,750

Manuel Fernandez....................       1998    259,512     55,500        1,165          None      200,000         10,400
  Executive Vice President and Chief       1997    251,908     65,000       23,671        20,300         None         10,400
  Operating Officer, Worldwide             1996    240,000     40,900          990          None         None          9,750
  Language Instruction

Robert Minsky.......................       1998    247,117     52,800          979          None      200,000         10,400
  Executive Vice President,                1997    240,000     35,000          926        20,300         None         10,400
  Corporate Planning and Marketing         1996    240,000     10,000          874          None         None          9,750

Henry D. James......................       1998    234,809     69,800          894          None      186,000         10,400
  Executive Vice President and Chief       1997    218,335     75,300          826        20,300         None         10,334
  Financial Officer                        1996    210,000     32,000          771          None         None          9,750

James Lewis (1).....................       1998    229,449     82,600        9,677        10,000         None          4,281
  Vice President, Worldwide                1997     72,692     33,800      124,911         5,120         None           None
  Translations                             1996         --         --           --            --           --             --

------------------------

(1) Mr. Lewis' employment with the Company commenced on September 2, 1997.

(2) Other Annual Compensation for Mr. Yokoi primarily represents monthly housing allowances. For Mr. Fernandez, this column includes relocation expense reimbursements of $22,600 in 1997. For Mr. Lewis, this column represents relocation expense reimbursements.

(3) The column designated by the SEC to report Restricted Stock Awards has been excluded because the Company made no awards of restricted stock to the Named Executive Officers during any portion of fiscal years 1996, 1997 or 1998. There were no Common Stock restricted shares outstanding at December 31, 1998.

(4) The amounts reported in this column for 1998 include a contribution of up to $4,800 made by the Company for the account of each Named Executive Officer pursuant to the thrift portion (the "401(k) Plan") of the Berlitz Retirement Savings Plan (the "Retirement Savings Plan"). The amounts reported also include a contribution of up to $5,600 made by the Company for the account of each Named Executive Officer pursuant to the retirement portion (the "Pension Plan") of the Retirement Savings Plan.

PENSION PLAN TABLE

    The Company's Supplemental Executive Retirement Plan ("SERP"), effective January 1, 1996, is a defined benefit plan which provides retirement income/disability retirement benefits, retiree medical benefits and death benefits to the Chairman of the Board(1), certain designated executives and their designated beneficiaries. The following table shows the estimated annual retirement income/disability retirement benefits (assuming payments made on the normal life annuity) payable upon retirement at age 60 to a participant in specified compensation and years of service classifications.

                                                                     YEARS OF SERVICE
                                                 INITIAL    ----------------------------------
                                               PARTICIPANT
                                               (HEREINAFTER       ALL OTHER PARTICIPANTS
                                                DEFINED)    ----------------------------------
 COMPENSATION                                   5 OR MORE       5          10      15 OR MORE
---------------------------------------------  -----------  ---------  ----------  -----------
$100,000.....................................   $  30,000   $  10,000  $   20,000   $  30,000
 150,000.....................................      45,000      15,000      30,000      45,000
 200,000.....................................      60,000      20,000      40,000      60,000
 250,000.....................................      75,000      25,000      50,000      75,000
 300,000.....................................      90,000      30,000      60,000      90,000
 400,000.....................................     120,000      40,000      80,000     120,000
 550,000.....................................     165,000      55,000     110,000     165,000
 750,000.....................................     225,000      75,000     150,000     225,000

    Under the SERP, monthly benefits are available to any participant who retires at age 60 or above, with at least 5 years of service with the Company. The retirement income/disability retirement benefits are based on a percentage of an average monthly salary (calculated on the base salary and short-term bonuses paid over the last 36 months of employment(2)) and will be paid to the retired participant for life, with 50% of such benefit paid to the participant's surviving spouse for life upon the retired participant's death. Such percentage for participants designated as of January 1, 1996 ("Initial Participants") is 30%. For future participants, such percentage will be 2% (or such other percentage as the Board of Directors may determine) multiplied by years of service, not to exceed 30%. The Company will also provide each retired participant and their surviving spouse with medical coverage for both of their lives. If a participant with at least 5 years of service dies before retirement, the participant's designated beneficiary will receive, in lieu of the above-mentioned benefits, a one-time payment equal to the participant's base salary projected to age 65 at a 4% annual increase. Awards under the SERP are not subject to deduction for Social Security or other offset amounts, except to the extent of any disability benefits payable under the Company's long-term disability insurance policy. The Company intends to fund the SERP through a combination of funds generated from operations and life insurance policies on the participants.

    In 1998, the Company established an irrevocable grantor trust (the "Trust") and contributed life insurance policies and annuity contracts on the SERP participants to the Trust. Subject to the claims of the Company's general creditors in the event of the Company's insolvency, the Trust's principal and income shall be held therein until paid to the SERP participants in such manner and at such times as specified in the SERP. It is the intention of the Company that the Trust constitutes an unfunded arrangement and does not affect the status of the SERP as an unfunded plan. Included within "Other assets" on the Company's Consolidated Balance Sheet at December 31, 1998 is $2.5 million held in the Trust.

    The Named Executive Officers, all of whom are Initial Participants except for Mr. Lewis, will each have at least 5 years of service at age 60. The compensation covered under the SERP for each of the

------------------------

(1) The Chairman relinquished all benefits under the SERP in exchange for the grant of 50,000 options on June 30, 1997 under the Company's 1996 Stock Option Plan.

(2) In the case of the Chairman of the Board, who does not receive a salary from the Company, the SERP benefits were based on an imputed salary determined by the Company's Board of Directors.

Named Executive Officers is shown under the "Salary" and "Bonus" columns of the Summary Compensation Table.

OPTION/SAR GRANTS IN FISCAL YEAR 1998

    The following awards were made pursuant to the 1996 Stock Option Plan (hereinafter defined). See the "Compensation Committee Report" for a further description.

                                                            NUMBER OF
                                                           SECURITIES     % OF TOTAL
                                                           UNDERLYING       OPTIONS                                GRANT DATE
                                                             OPTIONS      GRANTED TO      EXERCISE                   PRESENT
                                                  GRANT      GRANTED     EMPLOYEES IN       PRICE     EXPIRATION      VALUE
NAME                                              DATE         (#)        FISCAL YEAR      ($/SH)        DATE        ($)(1)
----------------------------------------------  ---------  -----------  ---------------  -----------  -----------  -----------
James Lewis...................................    12/4/98      10,000          38.85%     $   30.00      12/3/05    $  82,900

------------------------

(1) The fair value of each option grant during 1998, as set forth in the following table, is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions:

WEIGHTED AVERAGE ASSUMPTIONS
  USED TO ESTIMATE FAIR VALUE:
-------------------------------------------------------------------------------------
Dividend yield.......................................................................       0.00%
Expected volatility..................................................................      20.00%
Risk free interest rate..............................................................       4.31%
Expected lives in years..............................................................       5.00
Fair value of each option granted....................................................  $    8.29

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    The Company has a severance agreement with Robert Minsky which provides that if Mr. Minsky is terminated other than for cause, he is to be paid one year's severance at his then current annual base salary plus a prorated amount of the award under the Company's Short-Term Incentive Plan to which he would have been entitled for such year and the continuation of certain other benefits.

    The Company also has a severance agreement with James Lewis which provides that if Mr. Lewis is terminated other than for cause, he is to be paid 15 months of severance at his then current annual base salary plus a prorated amount of the award under the Company's Short-Term Incentive Plan to which he would have been entitled for such year. He also would receive a one-time relocation payment equal to that which he received when joining the Company.

    Due to his long service with the Company (36 years), Berlitz has agreed to pay Mr. Fernandez a special monthly retirement benefit, commencing on his retirement, equal to 10% of his average monthly salary and short-term incentive payments during the 36 months preceding his retirement. This special payment is in addition to the SERP payments payable to Mr. Fernandez and will continue until Mr. Fernandez' death, after which one half of the special retirement benefit will be paid to Mr. Fernandez' wife until her death. In addition, the Company has agreed to pay Mr. Fernandez consulting fees totaling $180,000 for consulting or advisory services as requested by the Company to be rendered by Mr. Fernandez through December 31, 2000. The Company has also agreed to pay Mr. Fernandez reasonable moving expenses to relocate to his retirement home in Florida.

    The Company is a party to indemnification agreements with each director and executive officer pursuant to which the Company agrees to pay, subject to limitations imposed by the NYBCL, any amount such director or executive officer becomes obligated to pay as a result of any claims made against such director or executive officer because of any alleged act or omission or neglect or breach of duty which he commits while acting in his capacity as a director or executive officer, as the case may be.

               COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1998

    The Compensation Committee of the Board of Directors reviews and determines the compensation of the Company's executive officers. It also reviews and approves any employment, severance or similar agreements for executive officers. The Committee determines the amount, if any, of the Company's contributions pursuant to the Retirement Savings Plan, and oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plans and the Directors' Stock Plan. The Committee also administers the Short-Term Incentive Plan and the 1996 LTIP (which has replaced the 1993 LTIP) and approves awards and discretionary bonuses under each of such plans.

    The Company seeks to compensate executive officers at levels competitive with other companies with similar annual revenues and to provide incentives for superior individual and corporate performance. Salaries are set to correspond to the mid-range of salaries paid by competitive companies. In setting compensation, the Company compares itself with companies with similar annual revenues rather than with industry peers because the Company is the only publicly-held language instruction company.

    The key components of executive officer compensation are base salary, cash bonuses, and awards pursuant to incentive-based plans. The Committee attempts to combine these components in such a way to attract, motivate and retain key executives critical to the long-term success of the Company. A discussion of the various components of executive compensation for the fiscal year 1998 follows.

BASE SALARY

    Each executive officer receives a base salary, with the potential for annual salary increases based largely on merit from prior annual performance.

    The proposed annual compensation of Company employees for the 1998 and 1999 calendar years was discussed at Compensation Committee meetings held in 1997 and 1998. Base salary recommendations were made by management of the Company for the Committee to approve. After review and consideration by the Committee of management's recommendations, the Committee approved base salary adjustments for executive officers considering individual and Company performance. Such adjustments averaged 1.8% and 3.3% for 1999 and 1998, respectively. The criteria used to evaluate Company performance were sales and earnings figures, and return on equity. The Committee believes that all such criteria were accorded equal weight.

BONUSES

    In 1993, the Committee approved the Short-Term Incentive Plan, commencing with the 1993 calendar year, pursuant to which each executive officer is eligible for an annual bonus based upon the officer's present employment position, individual performance, and, through 1994, the total Company's performance compared to earnings goals. In 1995, the Committee amended the Short-Term Incentive Plan so that Division Vice Presidents would receive 1995 and subsequent years' awards based on 60% of divisional performance and 40% of total Company performance. The Committee believes that individual performance and Company performance are given approximately equal weight. The Short-Term Incentive Plan also permits the Committee to award discretionary cash awards to employees, who may or may not be participants under the Short-Term Incentive Plan, subject to those terms and conditions as the Committee shall determine in its sole discretion.

    At its March 1999 meeting, the Committee approved, after discussion, 1998 bonuses for executive officers under the Short-Term Incentive Plan. Such bonuses that were accrued for 1998 ranged up to 42% (and averaged 24%) of each executive officer's base salary. The Committee also approved a discretionary special bonus proposal for certain executive officers, recommended by management based upon exceptional individual performance. Such special bonuses that were accrued for 1998 were not material.

STOCK OPTIONS AND RESTRICTED STOCK

    The 1989 Stock Option Plan provides for the award of stock options, restricted stock and other stock-based awards to senior management of the Company. Grants under this plan are intended to provide executives with the promise of longer-term rewards which appreciate in value with favorable future performance of the Company. In determining grants of stock options and restricted stock, the Compensation Committee reviews individual performance and Company performance. The criteria used to evaluate Company performance include sales and earnings figures, and return on equity. The Committee believes that all such criteria are accorded equal weight. The Committee did not approve, and the Company did not make, any grants of stock options, restricted stock, or any other stock-based award under the 1989 Stock Option Plan in 1998, and there are no outstanding option grants under this plan.

    In September 1996, the Company adopted, subject to shareholder approval which was obtained in 1997, the 1996 Stock Option Plan, which, together with the 1996 LTIP (hereinafter discussed), replaced the Company's then existing 1993 LTIP. The 1996 Stock Option Plan, as amended, authorizes the issuance of a maximum of 503,225 options to directors and key executive employees of the Company. The Company granted 327,200 of these options on June 30, 1997 at an exercise price of $24.9375, 46,190 options on December 9, 1997 at an exercise price of $26.5625, and 25,740 options on December 4, 1998 at an exercise price of $30.00. Such exercise prices were based on the closing market price of the Company's Common Stock on the New York Stock Exchange on the date of grant.

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLANS

    In 1993, the Committee approved the 1993 LTIP, effective January 1, 1994, pursuant to which the Chairman of the Board, officers and certain key employees were eligible to receive, for each performance unit granted to the individual by the Committee, cash awards based on Company performance and Common Stock price results over a five year period ending on December 31, 1998. The plan was instituted to, among other things, provide executives with a direct economic interest in meeting long-term business objectives. Performance units were granted by the Committee to each participant in its discretion. Criteria used to evaluate Company performance were earnings and sales figures. For each performance unit granted by the Committee, each participant was to receive a cash award based on Company performance during 1998 and the Company's Common Stock price on December 31, 1998. The 1993 LTIP also contained provisions governing such awards in the event of a change of control of the Company or a "going private" transaction with Benesse or its affiliates.

    In September 1996, the Committee adopted the 1996 LTIP, which together with the 1996 Stock Option Plan, replaced the 1993 LTIP. The 1996 LTIP provided for potential cash awards in 1999 to key executive employees and the Chairman of the Board of the Company if certain sales and earnings goals were met for the year ended December 31, 1998. Common Stock price did not impact potential awards, which could not exceed $5.0 million in the aggregate. While the 1996 LTIP's minimum threshold for potential awards was lower than under the 1993 LTIP, the 1993 LTIP did not contain a limitation on maximum awards.

    At its March 1999 meeting, the Committee approved, after discussion, the issuance of $2.9 million in awards under the 1996 LTIP.

OTHER COMPENSATION

    The executive officers also are eligible to participate in the Pension Plan. The Pension Plan provides for the Company to make regular contributions based on salaries of eligible employees. During 1998, pursuant to the plan documents, the Company continued to contribute 3.5% of eligible employees' respective base salary to the Pension Plan. During 1998, the Company also continued to provide matching contributions under the 401(k) Plan to all domestic employees up to a maximum of 3% of the employee's salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Hiromasa Yokoi's base salary for 1998 was approximately $524,000, and he also earned a bonus of $186,700 for 1998 under the Short-Term Incentive Plan. The Compensation Committee approved and ratified the compensation paid to Mr. Yokoi for fiscal year 1998 based on Mr. Yokoi's business experience and familiarity with the Company, and his responsibilities to guide, among other things, the Company's daily affairs and the Company's long-term strategic plan in a global marketplace. The Company's 1998 performance was taken into consideration in determining Mr. Yokoi's 1998 compensation package. The Committee believes that Mr. Yokoi's 1998 compensation package was in line with compensation packages of chief executive officers of other companies with similar annual revenues.

TAX LEGISLATION

    The Committee has reviewed regulations issued by the U.S. Internal Revenue Service which limit deductions for certain compensation in excess of $1 million annually paid to executive officers of public companies. Based on present levels of compensation, the Company does not anticipate the loss of deductibility for any compensation paid over the next year.

COMPENSATION COMMITTEE MEMBERSHIP

    During 1998, the Compensation Committee consisted of Edward G. Nelson, Robert L. Purdum and, from June 2, 1998, Takuro Isoda. Mr. Isoda's predecessor, Aritoshi Soejima, retired on June 2, 1998. All of the views expressed by the Compensation Committee in 1998 may not have been the views of each member of the Compensation Committee individually. However, all decisions affecting compensation were approved by all of the members of the Compensation Committee.

                  Compensation Committee for Fiscal Year 1998
                                Edward G. Nelson
                                Robert L. Purdum
                                  Takuro Isoda

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As discussed above, during 1998, the Compensation Committee consisted of Edward G. Nelson, Robert L. Purdum and, from June 2, 1998, Takuro Isoda. Mr. Isoda's predecessor, Aritoshi Soejima, retired on June 2, 1998. None of these committee members were officers of the Company or any of its subsidiaries during 1998 or any previous year.

    Aritoshi Soejima previously served as an advisor to Benesse. He resigned such position prior to his appointment as a Disinterested Director and a member of the Compensation Committee.

    Soichiro Fukutake serves as the Chairman of the Board of the Company. In addition to his role in presiding over board meetings, Mr. Fukutake is actively involved in creating and monitoring strategies for the Company's global growth. In consideration of the significant time and effort spent by Mr. Fukutake in monitoring long-term strategies for the Company, apart from his duties as Chairman of the Board, the Compensation Committee (with Mr. Fukutake absent), upon recommendation of management and after discussion, approved the following at various meetings held in 1993, 1995, 1996 and 1997 and 1999: i) the inclusion in 1993 of Mr. Fukutake as a participant in the 1993 LTIP; ii) the inclusion in 1995 of Mr. Fukutake as a participant in the SERP and the granting in 1995 of additional performance units to Mr. Fukutake under the 1993 LTIP; iii) the inclusion in 1996 of Mr. Fukutake in the 1996 Stock Option Plan; iv) the issuance in 1997 of an additional 50,000 options under the 1996 Stock Option Plan to Mr. Fukutake in exchange for his complete relinquishment of benefits under the SERP; and v) the grant of shares of Common Stock to Mr. Fukutake in lieu of his participation in the 1999 LTIP.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Kazuo Yamakawa currently serves, and Naoto Sugiyama will serve, as the Benesse nominee on the Board of Directors of the Company pursuant to the acquisition by Benesse in January 1991 of a 20% interest in Berlitz Japan, Inc. ("Berlitz-Japan"), a subsidiary of the Company.

    On December 9, 1992, the Company and Benesse entered into a merger agreement pursuant to which Benesse agreed to acquire, through a merger of the Company with an indirect wholly owned U.S. subsidiary of Benesse (the "Merger"), approximately 6.7 million shares of the Common Stock. Additionally, on April 29, 1997, the Company agreed to sell to BHI (formerly Fukutake Holdings (America), Inc.), a wholly owned subsidiary of Benesse, 250,000 shares of the Company's Common Stock at $24.44 per share, the average market price for the ten days ended on April 29, 1997. This private placement exempt from registration under the Securities Act of 1933 was closed on May 12, 1997. Following this private placement, Benesse beneficially owned 6,985,338 shares, which represents 73.3%, of the 9,529,788 shares of Common Stock outstanding at December 31, 1998. Public shareholders of the Company held the remaining outstanding Common Stock.

    Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse. On June 30, 1997, the Company granted 100,250 stock options to Mr. Fukutake at an exercise price of $24.9375, equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the date of grant. 50,000 of these options had been granted in exchange for the complete relinquishment by Mr. Fukutake of all benefits under the Company's Supplemental Executive Retirement Plan ("SERP").

    In September 1994, the Company borrowed $20.0 million from a U.S. subsidiary of Benesse, as evidenced by a subordinated promissory note (the "U.S. Note") bearing interest at a rate of 6.93% per annum. Berlitz-Japan also borrowed Y1.0 billion (approximately $10.1 million) from Benesse as evidenced by an interest-free subordinated promissory note (the "Japan Note"). In March 1996, the Company received the proceeds of an additional $6.0 million subordinated promissory note payable to a U.S. subsidiary of Benesse (the "FHAI Note"), bearing interest at a rate of the six month LIBOR plus 1% per annum, reset semi-annually. Such notes (collectively, the "Benesse Notes") provided for maturity on the earlier of June 30, 2003 or twelve months from the date that all payment obligations under the Company's August 28, 1997 credit agreement (the "Bank Facility") had been satisfied. To the extent that interest payments on the U.S. or FHAI Notes were not permitted while any amounts remained outstanding under the Bank Facility, such accrued interest rolled over semiannually into the note principal. The Company recorded $2.2 million in interest expense on the Benesse Notes in 1998.

    The Benesse Notes ranked PARI PASSU with one another and were subordinate in rights of payment to debt under the Bank Facility, including the currency coupon swap agreements. Payment obligations under the U.S. Note were guaranteed by the Company and its significant U.S. subsidiaries, subject to senior guarantees of the Bank Facility. The Company and its significant U.S. subsidiaries also executed a guarantee of payment obligations under the Japan Note, effective as of the day following the date upon which all payment obligations under the Bank Facility are satisfied.

    On March 11, 1999 (the "Issue Date"), the Company's shareholders approved the issuance of, and the Company issued, $155 million aggregate principal amount of 12-year convertible debentures (the "Convertible Debentures") in a private placement, pursuant to definitive investment agreements (the "Investment Agreements") dated as of October 2, 1998. Such debentures were issued as follows: a) $100 million aggregate principal (the "Apollo Debentures") to two affiliates of Apollo Management IV, L.P. ("Apollo"), a private investment firm; and b) $55 million aggregate principal (the "Benesse Debentures") to BHI. In a separate transaction, on March 11, 1999, BHI loaned $50 million to the Company, evidenced by a 12-year fixed rate subordinated promissory note (the "BHI Note"). The Company has used the proceeds from the sale of the Convertible Debentures, as well as proceeds from the BHI Note issuance, to repay in full all outstanding indebtedness pursuant to the Company's existing Bank Facility and Benesse Notes, and for general corporate purposes. Assuming conversion of all of the debentures issued in the transaction, Apollo will own approximately 20% of the outstanding Common Stock of Berlitz and BHI will own approximately 60%.

    The Convertible Debentures bear interest at 5% per annum, payable semi-annually. Principal amounts outstanding under such debentures are not due until March 2011, and the Company is not required to establish a bond sinking fund for repayment of this principal.

    The Convertible Debentures are convertible at any time into shares of the Company's Common Stock at a conversion price of $33.05 per share, subject to anti-dilution related adjustments to offset the effects of stock dividends and other changes in equity. The Company will, at all times, reserve out of its authorized but unissued Common Stock the full number of shares then issuable upon conversion of all outstanding Convertible Debentures.

    The Apollo Debentures and Benesse Debentures each independently provide for optional redemption by the Company, in whole but not in part, anytime after 3 years and 2 months. If the average closing price of the Company's Common Stock for the 30 trading days following the third anniversary of the Issue Date exceeds $39.66 per share, the Company may redeem at par. Otherwise, if the Convertible Debentures are redeemed, the Company shall pay a redemption premium, expressed as a percentage of outstanding principal, as follows: a) 4% for redemptions occurring in the fourth year after issue; b) 2% for redemptions occurring in the fifth year after issue; and c) 0% for redemptions occurring thereafter. All such redemptions are subject to the holders' rights to first convert into Common Stock.

    The Convertible Debentures also allow Apollo and BHI to elect to exchange their convertible debentures, in whole, into non-convertible, 7-year fixed rate debt (the "Fixed Rate Debentures"). Such election may only be made if the average closing price of the Common Stock during the 30 trading days immediately preceding the third anniversary of the Issue Date does not exceed $33.05. Furthermore, BHI may only effect an exchange if Apollo does so. Upon the determination, by an independent financial institution, of fixed interest rates that accurately price the Fixed Rate Debentures at par under specified circumstances at the time of the exchange, Apollo and BHI shall irrevocably decide whether to proceed with their exchanges. If only Apollo proceeds with such an exchange, the Company, no later than 150 days from the third anniversary of the Issue Date, must either a) redeem all of the Apollo Debentures at par, or
b) deliver the Fixed Rate Debentures to Apollo. If both Apollo and BHI proceed with their exchanges, the

Company, within the same 150 day period, shall either a) redeem both the Apollo and Benesse Debentures, or b) deliver the Fixed Rate Debentures to both Apollo and BHI.

    Principal amounts outstanding under the Fixed Rate Debentures would not be payable until maturity, while interest payments would be made semi-annually. The Fixed Rate Debentures interest rate is subject to a cap of a) the applicable U.S. treasury rate + 5% (not to exceed 13%) if only Apollo receives Fixed Rate Debentures, or b) the applicable U.S. treasury rate + 7% (not to exceed 14%) if both Apollo and BHI receives Fixed Rate Debentures. The Fixed Rate Debentures may be redeemed by the Company after the third anniversary of their issue upon payment of principal amounts of the Fixed Rate Debentures and the following redemption premiums, expressed as a percentage of the outstanding principal amount: a) one half of the per annum interest rate for redemptions occurring in the fourth year after issue; b) one quarter of the per annum interest rate for redemptions occurring in the fifth year after issue; and c) no premium for redemptions occurring thereafter.

    Prior to the third anniversary of the Issue Date, if Benesse sells 80% or more of the shares of Berlitz Common Stock owned directly or indirectly by it on the Issue Date, the Company shall be required to make an offer to repurchase for cash: i) the Apollo Debentures at a value equal to 110% of the principal amount then outstanding; and ii) the Benesse Debentures at a value equal to 101% of the principal amount then outstanding. In addition, if at any time on or after the Issue Date a change of control, as defined in the Investment Agreements, occurs but Benesse sells less than 80% of its shares, or if Benesse sells 80% of its shares on or after the third anniversary of the Issue Date, the Company shall be required to make an offer to repurchase for cash the Convertible Debentures (but not the Fixed Rate Debentures) at a value equal to 101% of the principal amount of the Convertible Debentures.

    The Convertible Debentures are subject to standard affirmative covenants, including financial and other informational reporting, compliance with laws, maintenance of insurance, maintenance of properties, payment of taxes, and preservation of corporate existence. Negative covenants that the Convertible Debentures are subject to include: prohibitions on certain mergers, consolidations and asset transfers; forbearance from restrictions on rights of holders to convert or exchange the Convertible Debentures; and, in the case of the Apollo Debentures, forbearance from amending certain understandings between the Company, Berlitz Japan, Inc. and Benesse.

    The Investment Agreements include a number of other provisions, including:
a) the granting of certain demand and piggyback registration rights to the holders of the Convertible Debentures; b) the granting of a certain number of board seats to Apollo on the Company's Board of Directors; c) the granting of approval rights to Apollo, at the Company's Board level, over certain transactions; and d) certain restrictions on the transferability of the Apollo Debentures.

    The BHI Note bears interest for the first five years at 5.2% per annum, and, thereafter, at a renegotiated fixed rate approximating LIBOR plus a margin based on the Company's then existing leverage. Interest would be payable semiannually in cash while principal repayment would be deferred until maturity. The BHI Note includes standard covenants similar to those included in the Benesse Debentures. In the event of a change in control, the BHI Note provides for redemption by the Company, at the option of BHI, at a price equal to 101% of the note's principal amount.

    The Company and Benesse maintain a joint Directors and Officers ("D&O") insurance policy covering acts by directors and officers of both Benesse and the Company. Consequently, the premium on the D&O policy is allocated 60% to Benesse and 40% to the Company, except for, in 1997, the premium for entity coverage which benefited the Company only and was allocated 100% to the Company, resulting in a total D&O allocation of 57% to Benesse and 43% to the Company for 1997. Since May 1995, the Company has also maintained a stand-alone Employment Practices Liability ("EPL") insurance policy covering the Company, its officers and directors (including the Benesse directors who are also directors of the Company). The premium on the EPL policy is allocated 30% to Benesse and 70% to the Company.

    The Company and Benesse participated in certain other joint business arrangements during 1998, in the ordinary course of business, including the following:

    - Pursuant to extended industrial block contracts, Berlitz-Japan provided lessons to Benesse at its standard rate for prepaid industrial lessons which was approximately 20% below the rate charged for individual instruction. Revenues under these contracts aggregated 23.7 million Yen (approximately $180,500 at an average 1998 exchange rate of Y131.06).

    - The Company's subsidiary, Berlitz Franchising Corporation, is party to a standard franchise agreement dated July 30, 1997 with the Okayama Language Center, Inc., a corporation formed by Benesse and the Okayama Institute of Languages, the latter being controlled by Mr. Fukutake's sister-in-law.

    - Berlitz-Japan entered into an advisory agreement, dated April 1, 1998, with Shinken Ad Co. Ltd. (owned 25% by Benesse) under which Shinken Ad Co. Ltd. provides advisory services to Berlitz-Japan for an annual fee of 10 million Yen (approximately $75,000 based on the exchange rate in effect on April 1, 1998).

    - Pursuant to a services agreement, Benesse periodically offered its customers language and homestay programs arranged and operated by the Company's specialty instruction program, Berlitz Study
      Abroad-Registered Trademark-. Benesse also periodically offered its customers language study and homestay programs arranged and operated by Berlitz on Campus-Registered Trademark-, another of the Company's specialty instruction programs. The Company and Benesse also participated in certain other joint business arrangements in the ordinary course of business, none of which had a material effect on the financial statements.

    Management believes that the Company has entered into all such agreements on terms no less favorable than it would have received in an arms-length transaction with independent third parties. Each of the transactions with Benesse entered into after the Merger was approved by the Disinterested Directors Committee.

                               PERFORMANCE GRAPHS

    The following graphs set forth the Company's total shareholder return as compared to the S&P 400 Industrial Index and a peer group index (described below) over a five-year period, beginning on December 31, 1993, and ending on December 31, 1998. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the S&P 400 Industrial Index and the peer group index. It also assumes reinvestment of all dividends.

    As the Company is the only publicly-held language instruction company, there are no directly comparable companies. Therefore, the Company has created a peer group index of selected publicly-held companies in the educational services and educational publishing industries. The companies included in this peer group are: ITT Educational Services, Inc. (a leading proprietary provider of technical post secondary degree programs in the U.S.); Education Management Corporation (among the largest providers of proprietary post-secondary education in the U.S. offering degree and non-degree programs in the areas of design, media arts, culinary arts, fashion and paralegal studies); and three educational publishing companies: Houghton Mifflin, John Wiley & Sons and McGraw-Hill, Inc. While none of these companies are directly comparable to the Company, the Company believes they come under the same broad rubric of education-related activities as the Company.

    ITT Educational Services, Inc. has been publicly traded since December 1994, and Education Management Corporation has been publicly traded since October 1996. For purposes of creating the peer group index, these two companies have been given a market capitalization weighting of zero for those periods prior to their initial public trading dates.

    ITT Educational Services, Inc. and Education Management Corporation replace Flightsafety International and National Education Corporation, two companies which were formerly included in the Company's peer group, but which were no longer publicly traded beginning in 1997.

                           COMPARISON OF STOCK PRICES
           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX
                              AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                1993       1994       1995       1996       1997       1998
Berlitz                            $100        $95       $120       $149       $194       $211
S&P 400 Index                      $100       $101       $134       $161       $208       $274
Peer Group Index                   $100       $107       $128       $221       $273       $406

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

    On March 2, 1999, upon recommendation of the Audit Committee, the Board of Directors selected Deloitte & Touche LLP to serve as independent accountants of the Company for 1999. The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of Deloitte & Touche LLP to serve as independent accountants of the Company for 1999. Deloitte & Touche LLP has served as the Company's independent accountants since 1993.

    Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the Company's consolidated financial statements for the current year. A representative of Deloitte & Touche LLP will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1999.

            APPROVAL OF THE ADOPTION OF THE COMPANY'S 1999 LONG TERM
                     EXECUTIVE INCENTIVE COMPENSATION PLAN

    The 1999 Long Term Executive Incentive Compensation Plan (hereinafter referred to as the "1999 LTIP") provides for potential cash awards to be paid to senior management in 2002 if certain revenue, earnings and cash flow targets are achieved for the three year period from 1999 to 2001 (the "Performance Period"). The 1999 LTIP is intended to be an unfunded plan, and the Company is not required to establish any fund or segregate any assets for payments under it. The purposes of the 1999 LTIP are to: (a) attract, motivate and retain executive personnel of outstanding ability; (b) focus the attention of executive management prospectively on achievement of sustained long-term results over the three year period from 1999 to 2001; (c) foster management's attention on overall corporate performance; and (d) provide executives with a direct economic interest in the attainment of demanding long-term business objectives.

    Initial participants in the 1999 LTIP shall be all employees of the Company on January 1, 1999 having a title of Vice President or higher (that is, grades 1 through 3 of the Company's management structure), except for Mr. Fernandez, who retired as Executive Vice President, Chief Operating Officer, Worldwide Language Instruction, on March 31, 1999. Each participant shall be entitled to a potential award (the "Participant Payout"), payable in 2002 unless deferred by the participant, equal to the sum of the Plan Year Payout Amounts (hereinafter defined) for each of the calendar years 1999, 2000 and 2001 (each, a "Plan Year"). The Plan Year Payout Amount shall be the product of (i) the participant's annual base salary in effect at the end of the Plan Year, (ii) the Grade Level Multipler (see Table 1) for such participant on the last day of such Plan Year, and (iii) the Total Performance Multipler (hereinafter defined) for such Plan Year. For employees who become participants after January 1, 1999, their Participant Payout shall be multiplied by a fraction, the numerator of which is the number of months such employee was a participant in the 1999 LTIP during the Performance Period and the denominator of which is 36.

    The Grade Level Multiplier is defined as follows:

TABLE 1:

GRADE LEVEL                                                                                  GRADE LEVEL MULTIPLIER
-------------------------------------------------------------------------------------------  -----------------------
1 (C.E.O.).................................................................................               50%
2 (Executive Vice President and Senior Vice President).....................................               35%
3 (Vice President).........................................................................               20%

    The Total Performance Multiplier is the sum of the Sales Performance Multiplier, the EBITA(1) Performance Multiplier and the Free Cash Flow(2) Performance Multiplier, each of which are further defined as follows:

    - The Sales Performance Multiplier(3) is determined as follows:

       (a) A fraction (the numerator of which is amount by which the percentage of actual sales to that year's target sales exceeds 90% and the denominator of which is 30%) is multiplied by 150%;

       (b)  The result in (a) is added to 50%;

       (c)  The result in (b) is multiplied by a weighting factor of 30%.

      Target sales are $475 million, $516 million, and $566 million for 1999, 2000 and 2001, respectively.

    - The EBITA Performance Multiplier(3) is determined as follows:

       (a) A fraction (the numerator of which is amount by which the percentage of actual EBITA to that year's target EBITA exceeds 90% and the denominator of which is 30%) is multiplied by 150%;

       (b)  The result in (a) is added to 50%;

       (c)  The result in (b) is multiplied by a weighting factor of 50%.

      Target EBITA is $40 million, $51 million, and $60 million for 1999, 2000 and 2001, respectively.

    - The Free Cash Flow Performance Multiplier(4) is determined as follows:

       (a) A fraction (the numerator of which is amount by which the percentage of actual Free Cash Flow to that year's target Free Cash Flow exceeds 50% and the denominator of which is 100%) is multiplied by 150%:

       (b)  The result in (a) is added to 50%;

       (c)  The result in (b) is multiplied by a weighting factor of 20%.

       Target Free Cash Flow is $2 million, $12 million, and $11 million for 1999, 2000 and 2001, respectively.

    The Total Performance Multiplier can range from a minimum of 0% to a maximum of 200%.

------------------------

(1) EBITA as used herein is defined as sales less cost of services and products sold, and selling, general and administrative expenses. It is calculated using amounts determined in accordance with U.S. generally accepted accounting principles ("U.S.GAAP"). EBITA is not a defined term under U.S. GAAP and is not indicative of operating income or cash flows from operations as determined under U.S. GAAP.

(2) Free Cash Flow is defined as cash flow from operating activities (as defined under U.S. GAAP) minus capital expenditures.

(3) In any Plan Year, if actual Sales or EBITA results are less than 90% of that year's target, the related Sales Performance Multiplier or EBITA Performance Multiplier shall be deemed to be zero for that year. In addition, actual results are capped at a maximum of 120% of the target for purposes of calculating the Sales Performance Multiplier or EBITA Performance Multiplier.

(4) In any Plan Year, if actual Free Cash Flow results are less than 50% of that year's target, the Free Cash Flows Performance Multiplier shall be deemed to be zero for that year. In addition, actual results are capped at a maximum of 150% of the target for purposes of calculating the Free Cash Flow Performance Multiplier.

    If, prior to December 31, 2001, a participant dies, becomes disabled, retires on or after age 60, is transferred to the employ of an affiliate, or if a participant's employment is terminated by the Company other than for cause, the Participant Payout shall be multiplied by a fraction, the numerator of which is the number of months the participant was employed in Grades 1 through 3 since January 1, 1999, and the denominator of which is 36. A participant who voluntarily terminates his employment on or prior to December 31, 2001 (other than due to retirement on or after age 60) or a participant whose employment is terminated for cause at any time prior to payment of any award shall forfeit any right to receive a Participant Payout.

    The 1999 LTIP shall be administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee may amend or alter the 1999 LTIP, but no amendment or alteration shall be made that would (i) impair the rights of any participant without the participant's consent or (ii) cause compensation payable under the 1999 LTIP to fail to satisfy the requirements of
Section 162(m) of the Internal Revenue Code. In the event of a change in control, the Compensation Committee may provide for each of the participants to receive a Participant Payout immediately prior to the change of control.

NEW PLAN BENEFITS

    The following table provides information with respect to potential plan benefits to the Named Executive Officers and other participants in the 1999 LTIP as of May 1, 1999. The Participant Payout is calculated assuming a 4% salary increase per year (using 1999 as the base year) and a Total Performance Multiplier of 100% for each of the 1999, 2000 and 2001 plan years.

                                                                                                      PARTICIPANT
NAME                                          1999 LTIP PRINCIPAL POSITION                               PAYOUT
------------------  --------------------------------------------------------------------------------  ------------
Hiromasa Yokoi      Vice Chairman of the Board,.....................................................  $    835,000
                    CEO and President
Makoto Obara        Executive Vice President and....................................................       306,000
                    Chief Operating Officer,
                    Worldwide Language Services
Robert Minsky       Executive Vice President,.......................................................       277,000
                    Corporate Planning and Marketing
Henry D. James      Executive Vice President and....................................................       273,000
                    Chief Financial Officer
James Lewis         Executive Vice President and....................................................       273,000
                    Chief Operating Officer,
                    Worldwide Translation Services
All executive officers as a group (13 in number)....................................................  $  3,100,000
Non-executive officer employee group (5 in number)..................................................       500,000
                                                                                                      ------------
Total participants (18 in number)...................................................................  $  3,600,000
                                                                                                      ------------
                                                                                                      ------------

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADOPTION OF THE 1999 LONG TERM EXECUTIVE INCENTIVE COMPENSATION PLAN.

    Soichiro Fukutake, Chairman of the Board of Directors, will not participate in the 1999 LTIP. However, in lieu of his participation, Mr. Fukutake will receive awards of shares of Common Stock in each of 1999, 2000 and 2001. Mr. Fukutake's Common Stock awards are based on an imputed annual salary of $145,000 (determined by the Company's Board of Directors) divided by the average closing price of the Common Stock for the 10 trading days commencing March 31 in each of 1999, 2000 and 2001, rounded to the nearest 100 shares. Mr. Fukutake's Common Stock award for 1999 will be 6,500 shares.

                                 VOTE REQUIRED

    Under the NYBCL, approval of each nominee for director requires the affirmative vote of a plurality of the shares of Common Stock represented and entitled to be voted at the Meeting.

    The vote occurring at the Meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the Meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors and for the ratification of appointment of auditors. Thus, an abstention from voting will have the same effect as a vote against matters that are to be voted on at the Meeting.

       SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS

    Appropriate proposals from shareholders intending to be present at the 2000 annual meeting of shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting on or before December 31, 1999.

                                 MISCELLANEOUS

    The Company will bear all of the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the shares of Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such materials.

    Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

    At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

    The information required under Item 401 of Regulation S-K with respect to executive officers of the Company is incorporated by reference herein to the section entitled "Executive Officers and Directors of the Registrant" set forth in part I of the Company's Form 10-K/A. The financial statements and schedules thereto included in the Company's 1998 annual report on Form 10-K/A under Item 8 are incorporated by reference herein.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENT AND SCHEDULES THERETO BUT NOT INCLUDING EXHIBITS THERETO, WILL BE MAILED UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, TO ANY SHAREHOLDER OF THE COMPANY. ALL SUCH REQUESTS SHOULD BE DIRECTED TO ROBERT C. HENDON, JR., COMPANY SECRETARY, BERLITZ INTERNATIONAL, INC., 400 ALEXANDER PARK, PRINCETON, NEW JERSEY, 08540, (609) 514-9650.

                           APPENDIX A TO SCHEDULE 14A

                          BERLITZ INTERNATIONAL, INC.
                                      1999
                                   LONG TERM
                     EXECUTIVE INCENTIVE COMPENSATION PLAN

SECTION 1.   PURPOSE.

    The purpose of this Plan is to promote the interests of the Company by (a) attracting, motivating and retaining executive personnel of outstanding ability;
(b) focusing the attention of executive management prospectively on achievement of sustained long term results over the 3-year period from 1999-2001; (c) fostering management's attention on overall corporate performance and thereby promoting cooperation and teamwork among management of the operating units; and
(d) providing executives with a direct economic interest in the attainment of demanding long term business objectives.

SECTION 2.   DEFINITIONS.

    As used in this Plan, the following capitalized terms shall have the following meanings:

    (a) "AFFILIATE" shall mean any entity controlling, controlled by or under common control with, the Company.

    (b) "AMORTIZATION" shall mean amortization of goodwill.

    (c) "BOARD OF DIRECTORS" shall mean the board of directors of the Company, as constituted from time to time.

    (d) "CAUSE" shall mean (i) serious and repeated willful misconduct in respect of a Participant's duties which has resulted in material, economic damages to the Company or any Subsidiary, and, to the extent such misconduct is susceptible to being cured, such misconduct continues for thirty days following written notice to the Participant by the Company detailing such misconduct, (ii) the final, unappealable conviction in a court of law of any crime or offense (A) for which the Participant is imprisoned for a term of six months or more or (B) that involves the commission of fraud or theft against, or embezzlement from, the Company or any Subsidiary, or (iii) chronic alcoholism or abuse of controlled substances.

    (e) "CHANGE OF CONTROL" shall mean the happening of any of the following:

        (i) A change of control of a nature that would be required to be reported in response to any form or report to the Securities and Exchange Commission or any stock exchange on which any of the Company's equity securities are listed that requires the reporting of a change in control of the Company; or

        (ii) A majority of the members of the Board in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a Change of Control;

PROVIDED, HOWEVER, that a Change of Control shall not include a transaction whereby Benesse Corporation, together with any of its Affiliates, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 90 percent or more of the combined voting power of the Company's then outstanding securities.

    (f) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    (g) "COMMITTEE" shall mean the Compensation Committee of the Board of Directors, as constituted from time to time.

    (h) "COMPANY" shall mean Berlitz International, Inc., a New York corporation.

    (i) "EBITA" shall mean sales less cost of services and products sold and selling and general and administrative expenses for the year then ending (and before any accrual for any payments under the Plan).

    (j) "EBITA TARGET" shall mean (i) $40,000,000 for the 1999 Plan Year, (ii) $51,000,000 for the 2000 Plan Year, and (iii) $60,000,000 for the 2001 Plan
Year.

    (k) "EBITA WEIGHT FACTOR" shall mean fifty percent (50%).

    (l) "EARNINGS" shall mean net earnings from continuing operations of the Company and its Subsidiaries and before the cumulative effect of accounting charges and extraordinary items.

    (m) "EFFECTIVE DATE" shall mean January 1, 1999.

    (n) "EMPLOYEE" shall mean a regular full-time employee of the Company or any of its Subsidiaries.

    (o) "FREE CASH FLOW" shall mean cash flow from operating activities minus capital expenditures.

    (p) "FREE CASH FLOW TARGET" shall mean (i) $2,000,000 for the 1999 Plan Year, (ii) $12,000,000 for the 2000 Plan Year, and (iii) $11,000,000 for the 2001 Plan Year.

    (q) "FREE CASH FLOW WEIGHT FACTOR" shall mean twenty percent (20%).

    (r) "GRADES 1-3" shall mean those employment positions of the Company or a Subsidiary thereof categorized by "Employment Grades", as the Committee may determine in its sole discretion.

    (s) "GRADE LEVEL MULTIPLIER" shall mean (i) fifty percent (50%) for Participants who are in Grade 1 on the last day of the Plan Year (or if not an Employee on the last day of the Plan Year, the last day of the Participant's employment with the Company), (ii) thirty-five percent (35%) for Participants who are in Grade 2 on the last day of the Plan Year (or if not an Employee on the last day of the Plan Year, the last day of the Participant's employment with the Company), and (iii) twenty percent (20%) for Participants who are in Grade 3 on the last day of the Plan Year (or if not an Employee on the last day of the Plan Year, the last day of the Participant's employment with the Company).

    (t) "MATURITY DATE" shall mean December 31, 2001.

    (u) "PARTICIPANT" shall mean those Employees designated to participate in the Plan pursuant to Section 3 hereof.

    (v) "PARTICIPANT PAYOUT" shall mean the amount payable to a participant hereunder as determined pursuant to Section 4(a). If applicable, the Participant Payout for any given Participant shall be pro-rated in the manner specified in
Section 4(a) or 6.

    (w) "PERFORMANCE TERM" shall mean January 1, 1999 through December 31, 2001.

    (x) "PLAN" shall mean this 1999 Long Term Executive Incentive Compensation Plan, as may be amended from time to time.

    (y) "PLAN YEAR" shall mean the calendar year.

    (z) "SALES" shall mean sales of the Company and its Subsidiaries for the year then ended in accordance with the Company's revenue recognition policies and generally accepted accounting principles.

    (aa) "SALES TARGET" shall mean (i) $475,000,000 for the 1999 Plan Year, (ii) $516,000,000 for the 2000 Plan Year, and (iii) $566,000,000 for the 2001 Plan
Year.

    (bb) "SALES WEIGHT FACTOR" shall mean thirty percent (30%).

    (cc) "SUBSIDIARY" shall mean any entity of which the Company owns, directly or indirectly, securities or other interests of such entity possessing 50% or more of the total combined voting power.

SECTION 3.   ELIGIBILITY.

    Participants in the Plan shall consist of all Employees in Grades 1-3 on the Effective Date, whose names are listed on Exhibit A hereto. Persons who become Employees in Grades 1-3 after the Effective Date shall become a Participant on the date they become an Employee in Grades 1-3. The names of such Participants shall be set forth on Exhibit A hereto, which may be amended from time to time to reflect the addition or deletion of Participants, in accordance with the terms set forth herein.

SECTION 4.   INCENTIVE AWARDS.

    Awards to Participants under the Plan are potential awards that are based on the achievement of certain EBITA, Sales and Free Cash Flow goals during the Performance Term.

    (a) PARTICIPANT PAYOUT. Subject to the other provisions of the Plan, each Participant under the Plan shall be entitled to a Participant Payout which shall be the sum of the Participant's Plan Year Payout Amount (as defined below) for each of the Plan Years during the Performance Term, subject to pro-ration as set forth below and in Section 6. The Participant's Plan Year Payout Amount for each such Plan Year shall be the product of (i) the Participant's annual base salary rate in effect at the end of such Plan Year, (ii) the Grade Level Multiplier for such Participant in such Plan Year, and (iii) the Total Performance Multiplier for such Plan Year, as described in Section 4(b). For the purpose of clause (i) of the preceding sentence, (a) the annual base salary of any Participant whose full time employment with the Company terminates as the result of such Participant's death, disability, termination by the Company other than for Cause, transfer to an Affiliate or retirement on or after age 60 shall be such Participant's annual base salary at the time of such termination, and (b) the annual base salary with respect to any Plan Year during the Performance Period of any Participant who becomes a Participant after the end of such Plan Year, shall be the Participant's base salary in effect at the end of the next succeeding Plan Year during which the Participant is participating in the Plan.

    The Participant Payout shall be paid at the time and in the manner set forth in Section 5 below. For participants who are Participants during only a portion of the Performance Period as a result of becoming a Participant after the Effective Date, their Participant Payout shall be multiplied by a fraction, the numerator of which is the number of months such Participant was a Participant in the Plan during the Performance Period and the denominator of which is 36.

    (b) TOTAL PERFORMANCE MULTIPLIER. In each Plan Year, the Total Performance Multiplier shall equal the sum of (i) the EBITA Performance Multiplier, (ii) the Sales Performance Multiplier and (iii) the Free Cash Flow Performance Multiplier for such Plan Year:

        (i)  SALES PERFORMANCE MULTIPLIER.

        For each Plan Year, the Sales Performance Multiplier shall equal (i) the sum of the following: (a) the product of (1) a fraction, the numerator of which is the amount by which actual Sales in such Plan Year OVER the Sales Target for such Plan Year exceeds 90% and the denominator of which is 30%, MULTIPLIED BY (2) 150%, plus (b) 50% MULTIPLIED BY (ii) the Sales Weight Factor; PROVIDED, HOWEVER, that if actual Sales is less than 90% of the Sales Target for such Plan Year the Sales Performance Multiplier shall equal zero and actual Sales shall be capped at a maximum of 120% of the Sales Target for purposes of calculating the Sales Performance Multiplier;

        (ii)  EBITA PERFORMANCE MULTIPLIER.

        For each Plan Year, the EBITA Performance Multiplier shall equal (i) the sum of the following (a) the product of (1) a fraction, the numerator of which is the amount by which Actual EBITA in such Plan Year OVER the EBITA Target in such Plan Year exceeds 90% and the denominator of which is 30% MULTIPLIED by (2) 150% plus (b) 50%; MULTIPLIED BY (ii) the EBITA Weight Factor; PROVIDED, HOWEVER, that if actual EBITA is less than 90% of the EBITA Target for such Plan Year the EBITA

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    Performance Multiplier shall equal zero and actual EBITA shall be capped at
    120% of the EBITA Target for purposes of calculating the EBITA Performance Multiplier; and

        (iii)  FREE CASH FLOW PERFORMANCE MULTIPLIER.

        For each Plan Year, the Free Cash Flow Performance Multiplier shall equal (i) the sum of the following (a) the product of (1) a fraction, the numerator of which is the amount by which Actual Free Cash Flow in such Plan Year OVER the Free Cash Flow Target in such Plan Year exceeds 50% and the denominator of which is 100%, MULTIPLIED BY (2) 150%, plus (b) 50% MULTIPLIED BY (ii) the Free Cash Flow Weight Factor; PROVIDED, HOWEVER, that if actual Free Cash Flow is less than 50% of the Free Cash Flow Target for such Plan Year the Free Cash Flow Performance Multiplier shall equal zero and actual Free Cash Flow shall be capped at a maximum of 150% of the Free Cash Flow Target for purposes of calculating the Free Cash Flow Performance Multiplier.

SECTION 5.   FORM AND TIME OF DETERMINATION OF AWARD PAYMENTS.

    Except as otherwise provided for in this Section 5 or Section 7, a Participant Payout shall be paid to the Participant following the Maturity Date but not later than 30 days after the date of the opinion of the Company's independent auditors certifying the Company's financial results for the 2001 calendar year (the "Payout Date"), unless, prior to December 31, 2000, such Participant otherwise irrevocably elects to have all or a portion of his Participant Payout paid at a later date not earlier than one year after, and not later than five years after, the Payout Date (the "Deferred Payout Date"). If a Participant elects to have all or a portion of his Participant Payout deferred pursuant to the foregoing sentence, the deferred amount of his Participant Payout shall be credited with interest from the Payout Date until the Deferred Payout Date at the Prime Rate set by the Federal Reserve Bank of New York on the Payout Date, adjusted semi-annually as of each June 30 and December 31.

SECTION 6.   DEATH, DISABILITY, RETIREMENT, TRANSFER AND TERMINATION OF
             EMPLOYMENT.

    (a) DEATH, DISABILITY, RETIREMENT, AFFILIATE TRANSFER, OR TERMINATION WITHOUT CAUSE. If prior to the Maturity Date, a Participant dies, becomes disabled, retires on or after age 60, or if a Participant's employment is terminated by the Company prior to such date other than for Cause, or if a Participant is transferred to the employ of an Affiliate (other than a Subsidiary), a pro rata portion of the award payment to which such Participant would have become entitled hereunder shall be paid to the Participant in accordance with the terms of this Plan. Such pro rata portion shall bear the same ratio to the total Participant Payout as the number of months such Participant was employed in Grades 1-3 between the Effective Date and the end of the month in which such termination of employment or transfer occurs bears to
36. In the event the Participant's employment is terminated by the Company other than for Cause, the Participant shall forfeit his or her award payment hereunder if, before the award payment is made, such Participant violates a non-compete provision in any applicable employment agreement.

    (b) VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE. A Participant who voluntarily terminates his employment on or prior to the Maturity Date (other than due to retirement on or after age 60) or a Participant whose employment is terminated for Cause at any time prior to payment of any award hereunder shall forfeit any right to receive any award payment. Any Participant who voluntarily terminates his employment after the Maturity Date, but before the payment of any award amount to which such Participant is otherwise entitled hereunder, shall be paid such award amount in accordance with the other provisions of this Plan. It is expressly understood that none of the events described in Section 6(a) above shall be deemed a voluntary termination by such Participant pursuant to this
Section 6(b).

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SECTION 7.   CHANGE OF CONTROL.

    In the event of a Change of Control, the Committee may provide for each of the Participants to receive a Participant Payout immediately prior to such Change of Control. In the event the Committee provides for such payment and actual EBITA, Sales and Free Cash Flow in any Plan Year during the Performance Period is not determinable or is less than the EBITA, Sales or Free Cash Flow Target for such year, then such Participant Payout shall be determined as if actual EBITA, Sales and Free Cash Flow for each such Plan Year was equal to the EBITA, Sales and Free Cash Flow Targets for such Plan Year.

SECTION 8.   ADMINISTRATION.

    The Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret and to construe the Plan, and all such interpretations as well as all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.

SECTION 9.   AMENDMENTS.

    The Committee may amend or alter the Plan, but no amendment or alteration shall be made that shall impair the rights of any Participant hereunder without the Participant's consent or that shall cause the compensation payable under the Plan to fail to satisfy the requirements of Section 162(m) of the Code.

SECTION 10.   MISCELLANEOUS.

    (a) NO RIGHT TO AWARDS OR CONTINUED EMPLOYMENT. No Employee shall have any claim or right to be granted an award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company or a Subsidiary thereof.

    (b) UNFUNDED PLAN. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

    (c) TAXES. The Company or any Subsidiary shall have the right to deduct from all awards paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

    (d) DETERMINATION OF EBITA, SALES AND FREE CASH FLOW. In determining EBITA, Sales and Free Cash Flow for purposes of this Plan, (i) the operations of any company or business acquired during the period on or after January 1, 1999 and on or before the Maturity Date along with any income or expense relating to such acquisition, will be included, and (ii) in the case of any company or business divested during the period on or after January 1, 1999 and on or before the Maturity Date, the results of the operations until divestiture and the gain or loss resulting upon such divestiture shall be included for the period on or after the Effective Date and on or before the Maturity Date, along with any income or expense relating to such divestiture.

    (e) NON-TRANSFERABILITY. No award made hereunder may be assigned, pledged or transferred, except, in the event of death of a Participant, by will or the laws of descent and distribution, and any attempt to assign, pledge or transfer such rights shall be void.

    (f) RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, profit sharing, group insurance or other benefit plan of the Company or any of its Subsidiaries.

    (g) GOVERNING LAW. This Plan shall be governed by and construed in accordance with laws of the State of New York applicable to agreements made and to be performed entirely within such state (without regard to any conflict of law provisions that might indicate the applicability of any other laws).

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
    (h) SUCCESSORS AND ASSIGNS. This Plan and the obligations hereunder shall be binding upon and inure to the benefit of any successors in interest to the business of the Company and may be assigned to any company which acquires substantially all the business operations or assets of the Company provided that such successor assumes the obligations hereunder.

SECTION 11.   EFFECTIVE DATE.

    This Plan shall become effective as of the Effective Date, subject to approval by the shareholders of the Company.

                                      A-6
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                                                                       EXHIBIT A

    The initial Participants in the Berlitz International, Inc. 1999 Long Term Executive Incentive Compensation Plan are as follows:

                           Hiromasa Yokoi
                           James Lewis
                           Makoto Obara
                           Henry James
                           Robert Minsky
                           Anthony Tedesco
                           Robert C. Hendon, Jr.
                           Ellen Adler
                           Jose Alvarino
                           Mark Harris
                           Brian Kelly
                           Susumu Kojima
                           Wolfgang Wiedeler
                           Alistair Gatoff
                           Frank Garton
                           Dave Horn
                           Lionel Mellet
                           Michael Strumpen-Darrie